Exhibit 1

JOINT REPORTING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of common stock, par value $0.001 per share, of OnCure Medical Corp., a Delaware corporation, and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons, except to the extent that he knows or has reason to believe that such information is inaccurate.

EXECUTED this 9th day of July, 2003.

LAUREL HOLDINGS II, L.L.C. By: MedEquity Capital, LLC, its Manager

By:	/s/ PETER R. GATES
Peter R. Gates Manager

HALPERN DENNY & COMPANY V, L.L.C.

By:	/s/ DAVID P. MALM
David P. Malm Principal Member

MEDEQUITY CAPITAL, LLC

By:	/s/ PETER R. GATES
Peter R. Gates Manager

HALPERN DENNY FUND III, L.P. By: Halpern Denny & Company V, LLC, its General Partner,

By:	/s/ DAVID P. MALM
David P. Malm

/s/ PETER R. GATES
Peter R. Gates

/s/ JEFFREY T. WARD
Jeffrey T. Ward

/s/ W. BRANDON INGERSOLL
W. Brandon Ingersoll